As filed with the Securities and Exchange Commission on July 26, 2005

Registration No. 33-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GREEN MOUNTAIN POWER CORPORATION

(Exact name of registrant as specified in its charter)

Vermont	03-0127430
(State of incorporation)	(IRS Employer Identification No.)

163 Acorn Lane

Colchester, Vermont 05446

(Address of principal executive offices)

GREEN MOUNTAIN POWER CORPORATION

2004 STOCK INCENTIVE PLAN

(Full title of the Plan)

Robert J. Griffin

Vice President, Chief Financial Officer and Treasurer

Green Mountain Power Corporation

163 Acorn Lane

Colchester, Vermont 05446

Telephone: (802) 655-8451

(Name, address and telephone numbers, including area codes, of agent for service)

This Registration Statement shall become effective immediately upon filing with the Securities and Exchange Commission, and sales of the registered securities will begin as soon as reasonably practicable after such effective date.

CALCULATION OF REGISTRATION STATEMENT FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE		PROPOSED MAXIMUM AGGREGATE OFFERING PRICE		AMOUNT OF REGISTRATION FEE
Common Stock Par Value $3.33 1/3	225,000	$29.34	*	$6,601,500	*	$777.00	*

*	Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee based on estimated total contributions. Based upon the amount of $ 29.34 per share, which was the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on July 25, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Green Mountain Power Corporation (the “Company”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

2.	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

3.	The Company’s Current Reports on Form 8-K dated January 5, 2005, February 2, 2005, March 16, 2005, April 26, 2005, May 4, 2005 and May 27, 2005; and

4.	The description of the Company’s Common Stock which is contained in the Company’s Form 8-A, dated December 16, 1981, as amended, filed pursuant to Section 12 (b) of the Securities Exchange Act of 1934 (File No. 1-8291).

All documents filed by the Company and the Plan pursuant to Sections (13)(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 5. Interests of Named Experts and Counsel.

The legality of the shares of Common Stock offered hereby is being passed upon for the Company by Hunton & Williams, LLP, New York, New York, special counsel for the Company, and Donald J. Rendall, Jr., Esq., Vice President and General Counsel of the Company. Hunton & Williams, LLP, will rely upon the opinion of Donald J. Rendall, Jr. as to matters of Vermont law.

The consolidated financial statements and related financial statement schedules and management’s report on the effectiveness of internal control over financial reporting of Green Mountain Power Corporation, incorporated into this prospectus by reference from Green Mountain Power Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which report on management’s assessment regarding the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), which are incorporated in this prospectus by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Item 6. Indemnification of Directors and Officers.

Sections 8.50 through 8.56 of the Vermont Business Corporation Act, inter alia, generally empower a Vermont corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding because such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or at least not opposed to the best interests of the corporation, and, with respect to any action or proceeding brought by a governmental entity, had no reasonable cause to believe his conduct was unlawful and was found not to have engaged in a reckless or intentional unlawful act. Similar indemnity is authorized for that person against reasonable expenses (including attorneys’ fees) actually incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if that person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the disinterested shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is permissible because the indemnitee has met the applicable standard of conduct.

Our By-Laws provide that, to the extent legally permissible, we shall indemnify any of our directors, officers and employees who, as a result of such position, was or is a party or is threatened to be made a party to any contemplated, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal against reasonable expenses, actually incurred by him or her in connection with such action, suit or proceeding.

Section 8.57 of the Vermont Business Corporation Act further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation or other enterprise, against any liability asserted against him or incurred by him in such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

Subject to certain exceptions the directors, all corporate officers and certain employees working in conjunction therewith and the heirs, assigns and estates of such directors, officers and employees of the Corporation are insured to the extent of 100% of the loss, with an overall limit of $35,000,000 because of any claim or claims made against them, including claims arising under the Securities Act of 1933, as amended (the “Securities Act”), and caused by any negligent act, any error, any omission or any breach of duty while acting in their capacities as such directors or officers, and the Corporation is insured to the extent that it shall have indemnified the directors and officers for such loss. The premiums for such insurance are paid by the Corporation.

Item 8. Exhibits

Certain of the following exhibits are filed herewith. Certain other of the following exhibits have heretofore been filed with the Commission and are incorporated herein by reference.

EXHIBIT NUMBER
4-a	—	Green Mountain Power Corporation 2004 Stock Incentive Plan (Incorporated by reference to Appendix B to Green Mountain Power Corporation’s Proxy Statement for the 2004 Annual Meeting of Shareholders filed on March 26, 2004 (File No. 001-08291))

*5-a	—	Opinion of Hunton & Williams, LLP.

*5-b	—	Opinion of Donald J. Rendall, Jr.

*23-a	—	Consent of Hunton & Williams, LLP (included in their opinion filed as Exhibit 5-a to the Registration Statement).

*23-b	—	Consent of Donald J. Rendall, Jr. (included in his opinion filed as Exhibit 5-b to the Registration Statement).

*23-c	—	Consent of Deloitte & Touche, Independent Public Accountants.

*24-a	—	Power of Attorney (included on signature page).

*	Filed herewith.

Item 9. Undertakings.

A. The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; (2) that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Colchester, and the State of Vermont on the 26th day of July, 2005.

GREEN MOUNTAIN POWER CORPORATION (REGISTRANT)

BY:	/s/ Robert J. Griffin
Robert J. Griffin, Vice President, Chief Financial Officer & Treasurer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on this 26th day of July, 2005. Each person whose signature appears below hereby authorizes the agent for service named in the Registration Statement to execute in the name of each such person, and to file any and all amendments, including post-effective amendments, to this Registration Statement, making such changes in the Registration Statement as the Registrant deems appropriate, and appoints such agent for service as attorney-in-fact to sign in his behalf individually and in each capacity stated below and file all amendments and post-effective amendments to this Registration Statement.

SIGNATURE	TITLE	DATE
/s/ Christopher L. Dutton	President, Chief Executive Officer	July 26, 2005
Christopher L. Dutton

/s/ Nordahl L. Brue	Chairman of the Board and Director	July 26, 2005
Nordahl L. Brue

/s/ Elizabeth A. Bankowski	Director	July 26, 2005
Elizabeth A. Bankowski

/s/ William H. Bruett	Director	July 26, 2005
William H. Bruett

/s/ Merrill O. Burns	Director	July 26, 2005
Merrill O. Burns

/s/ David R. Coates	Director	July 26, 2005
David R. Coates

S-1

/s/ Kathleen C. Hoyt	Director	July 26, 2005
Kathleen C. Hoyt

/s/ Euclid A. Irving	Director	July 26, 2005
Euclid A. Irving

/s/ Marc A. vanderHeyden	Director	July 26, 2005
Marc A. vanderHeyden

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